Exhibit 4.3

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 7, 2013, among RESOLUTE FOREST PRODUCTS INC. (f/k/a AbitibiBowater Inc.), a Delaware corporation (the “Issuer”), the Guarantors party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, ABI Escrow Corporation (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”) dated as of October 4, 2010, providing for the issuance of the Original Issuer’s 10.25% Senior Secured Notes due 2018 (the “Notes”), of which $850,000,000 aggregate principal amount have heretofor been authenticated;

WHEREAS, the Original Indenture was amended and supplemented pursuant to a First Supplemental Indenture dated as of December 9, 2010 (the “Original First Supplemental Indenture”), and substantially concurrently with the execution and delivery thereof, the Escrow Issuer merged into the Issuer, with the Issuer continuing as the surviving corporation, and certain Subsidiaries of the Issuer executed and delivered Note Guarantees;

WHEREAS, pursuant to an Amended and Restated Indenture, dated as of May 12, 2011 (the “Amended and Restated Indenture”), the Issuer, the Guarantors party thereto, and the Trustee amended and restated the Original Indenture, as modified by the Original First Supplemental Indenture, in its entirety;

WHEREAS, the Amended and Restated Indenture has been further amended and supplemented pursuant to a First Supplemental Indenture, dated as of June 30, 2011, a Second Supplemental Indenture, dated as of March 9, 2012, a Third Supplemental Indenture, dated as of December 31, 2012 and a Fourth Supplemental Indenture, dated as of March 12, 2013 (as amended and supplemented, and as may be further amended or modified from time to time, the “Indenture”);

WHEREAS, the Issuer has solicited consents (the “Consent Solicitation”) from the Holders of the Notes to certain proposed amendments to the Indenture and Security Documents (the “Amendments”) as set forth in Article 2 hereof, in accordance with the terms of an Offer to Purchase and Consent Solicitation Statement dated April 24, 2013 (the “Offer to Purchase”); and

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding, the Trustee, the Issuer, and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend, supplement, and modify Indenture as set forth herein and to release all of the Collateral securing the obligations under the Notes and the Guarantees; and

WHEREAS, pursuant to the Consent Solicitation, the Holders of more than 66 2/3% in aggregate principal amount of the Notes outstanding as of the date hereof have consented to the adoption of the Amendments;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

INDENTURE AMEMDMENTS; RELEASE OF COLLATERAL

Section 2.01 Deletion of Certain Articles, Sections and Subsections from the Indenture. The text of the following articles, sections and subsections of the Indenture shall be deleted from the Indenture:

Section 4.03	Reports
Section 4.04	Compliance Certificate
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Business Activities
Section 4.15	Offer to Repurchase upon a Change of Control
Section 4.18	Additional Note Guarantees
Section 4.19	Designation of Restricted and Unrestricted Subsidiaries
Article 5	Successors
Subsections (3), (4), (5), (6) and (10) of Section 6.01	Events of Default
Article 12	Intercreditor Agreement
Article 13	Collateral

In place of the deleted text of the foregoing articles, sections and subsections, the following text shall be inserted immediately following the article, section of subsection number: “[Reserved]”.

Any and all references to the foregoing articles, sections and subsections and any and all obligations thereunder related solely to such articles, sections and subsections throughout the Indenture shall be of no further force or effect. All definitions in the Indenture which are used exclusively in the articles, sections and subsections deleted pursuant to this Section 2.01 shall be of no further force or effect.

Section 2.02 Release of Collateral. Upon the terms of this Supplemental Indenture becoming operative pursuant to Section 3.02 hereof, (a) all Liens and security interests in the Collateral created by the Security Documents shall be automatically terminated and released; (b) the Security Documents shall be terminated and be of no further force and effect (other than those provisions of the Security Documents which, by their terms, expressly survive such termination); (c) the Issuer or its designees shall be authorized to make any and all such filings as are necessary or appropriate to terminate of record any UCC financing statement filed against the Issuer or any of its Subsidiaries in favor of the Trustee or the Collateral Agent; and (d) the Trustee and Collateral Agent shall be authorized and instructed to take such further action as is necessary or appropriate, or which is reasonable requested by the Issuer, to document and evidence of record the release of the Collateral as a result of the Amendments set forth in Section 2.01 above.

Section 2.03 Amendment to Note Denominations. Section 2.01(a) of the Indenture is hereby amended by deleting the final sentence of the first paragraph of such subsection in its entirety and inserting the following in lieu thereof: “The Notes shall be issued in denominations of $1.00 and integral multiples of $1.00 in excess thereof.”

ARTICLE 3

EFFECTIVENESS, OPERATIVENESS

Section 3.01 Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective upon due execution and delivery by the Company, the Guarantors and the Trustee of this Supplemental Indenture.

Section 3.02 Operativeness of Supplemental Indenture. Notwithstanding Section 3.01 of this Supplemental Indenture, the Amendments set forth in Section 2.01 of this Supplemental Indenture shall become operative when, and only when, the Notes with respect to which the Requisite Consents (as defined in the Offer to Purchase) have been delivered and are paid for by the Issuer on the applicable Settlement Date (as defined in the Offer to Purchase).

Section 3.03 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture and the Notes for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 4.02 Severability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality and unenforceability.

Section 4.03 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.05 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RESOLUTE FOREST PRODUCTS INC., as the Issuer

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

Guarantors:

RESOLUTE FP US INC. (f/k/a AbiBow US Inc.)
BOWATER NUWAY MID-STATES INC.
CALHOUN NEWSPRINT COMPANY
LAKE SUPERIOR FOREST PRODUCTS INC.
DONOHUE CORP.
FIBREK U.S. INC.
FIBREK RECYCLING U.S. INC.

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Vice President and Chief Financial Officer

BOWATER NEWSPRINT SOUTH LLC
FD POWERCO LLC

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Manager

RESOLUTE FP AUGUSTA LLC

By:	Abitibi Consolidated Sales LLC, its Manager

By:	Resolute Forest Products Inc., its Sole Member

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

ABIBOW RECYCLING LLC ABITIBI CONSOLIDATED SALES LLC

By:	Resolute Forest Products Inc., its Sole Member

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Senior Vice President and Chief Financial Officer

GLPC RESIDUAL MANAGEMENT, LLC, as a Guarantor

By:	Fibrek Recycling U.S. Inc., its Sole Member

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Vice President and Chief Financial Officer

AUGUSTA NEWSPRINT HOLDING LLC

By:	Abitibi Consolidated Sales LLC, its Member

By:	Resolute Forest Products Inc., its Sole Member

By:	/s/ Jo-Ann Longworth
	Name:	Jo-Ann Longworth
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]